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                      CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees of
  Frank Russell Investment Company:

     We consent to the incorporation by reference in Post-Effective Amendment No. 40 to the Registration Statement of Frank Russell Investment Company on Form N-1A of our reports dated February 17, 1998, except for the respective Note "Subsequent Event(s)" as to which the date is August 10, 1998, on our audits of the financial statements and financial highlights of the Fund (comprised of Equity I Fund, Equity II Fund, Equity III Fund, Equity Q Fund, International Fund, Emerging Markets Fund, Fixed Income I Fund, Fixed Income II Fund, Fixed Income III Fund, Money Market Fund, Diversified Equity Fund, Special Growth Fund, Equity Income Fund, Quantitative Equity Fund, International Securities Fund, Real Estate Securities Fund, Diversified Bond Fund, Volatility Constrained Bond Fund, Multistrategy Bond Fund, Limited Volatility Tax Free Fund, U.S. Government Money Market Fund, Tax Free Money Market Fund, Equity T Fund, LifePoints Equity Balanced Strategy Fund, LifePoints Aggressive Strategy Fund, LifePoints Balanced Strategy Fund, LifePoints Moderate Strategy Fund and LifePoints Conservative Strategy Fund) which reports are included in the Annual Reports to the shareholders for the year ended December 31, 1997, which are incorporated by reference in the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights" and "Additional Information" in the Prospectuses, and "Independent Accountants" in the Statement of Additional Information.

                                            /s/ PricewaterhouseCoopers LLP
                                            ------------------------------
Boston, Massachusetts                       PricewaterhouseCoopers LLP
November 10, 1998